Exhibit 15.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form F-10/A (No. 333-181714) of Aeterna Zentaris Inc. of our report dated March 21, 2013 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, which appears in Aeterna Zentaris Inc.'s Annual Report on Form 20-F.

Chartered Professional Accountants

Montreal, Quebec
March 21, 2013